UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2009

Platinum Research Organization, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52029	20-2842514
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

2777 Stemmons Freeway, Suite 1440

Dallas, Texas 75207

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (214) 271-9503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Seattle City Employees’ Retirement System

Platinum Research Organization, Inc. (the “Company”), under a September 22, 2008 Guaranty (the “Guaranty”), is a guarantor of Platinum Intellectual Property, L. P.’s (the “Partnership”) obligation under a loan evidenced by a secured promissory note (the “Note”) from the Partnership dated December 3, 2004 in the amount of six million dollars ($6,000,000), bearing interest and payable to the order of the Seattle City Employees’ Retirement System (“SCERS”) as set forth therein.

On December 4, 2008, the Company received a letter from Newlight Capital, LLC, on behalf of SCERS, that the Company was currently late on its payment to SCERS. The letter stated that the Company had until January 2, 2009 to the cure the default under the Note. Though this December 4, 2008 notice was arguably sent to the wrong party under the terms of the Note, in fact the Partnership on January 2, 2009, failed to make the required payment under the Note.

As a result of this, as of January 2, 2009, the full unpaid principal ($4,590,000) and accrued interest ($370,382) under the Note in the amount of $4,960,382 became immediately due and payable by the Partnership, and failing such payment by the Company under the terms of its Guaranty. This unpaid principal and accrued interest has not been paid.

Alpina Lending

On September 22, 2008, the Company and its subsidiaries, PRO Operations, L.P. and the Partnership, both Texas limited partnerships, completed the sale and issuance of a convertible promissory note in the principal amount of $1,500,000 (the “Alpina Note”) to Alpina Lending, L.P., a Nevada limited partnership (“Alpina)”, on its own behalf and as agent for certain other lenders. Alpina and certain other lenders are related parties to the Company.

The Partnership’s failure to make the required payment under the Note to SCERS, arguably constitutes an “Event of Default” under the Alpina Note by the Company, the Partnership and PRO Operations, L.P.

As a result of this, as of January 2, 2009, the full unpaid principal ($1,500,000) and accrued interest ($29,236) under the Alpina Note became immediately due and payable jointly and severally by the Company, the Partnership and PRO Operations, L.P. This unpaid principal and accrued interest has not been paid.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATINUM RESEARCH ORGANIZATION, INC.

Date: January 8, 2009	By:	/s/ David Hart
Name: David Hart
Title: Senior Vice President and Interim Chief Financial Officer